Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ACTUATE THERPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ACTUATE THERPEUTICS, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”) made this 31st day of March, 2015 (the "Effective Date") by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as "Northwestern") and Apotheca Therapeutics, Inc., a Delaware corporation having a principal office at 1401 Foch Street, Fort Worth, TX 76107 (hereinafter referred to as "Licensee") (each of Northwestern and Licensee individually a "Party" and collectively the "Parties").

WITNESSETH

WHEREAS, Northwestern is the owner of certain Know-how and Materials relating to the use of the GSK-3β inhibitor 9-ING-41 and related compounds in cancer and combination therapies (NU 2015-xxx) and has the right to grant licenses hereunder, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

WHEREAS, Northwestern desires to have the Know-how and Materials used in the development and commercialization of the GSK-3β inhibitor 9-ING-41 and related compounds to benefit the public and is willing to grant a license hereunder;

WHEREAS, Licensee has represented to Northwestern that Licensee has the expertise, experience, and resources necessary to enable Licensee to commit itself to a thorough, vigorous and diligent program to develop and subsequently manufacture, market and sell products developed utilizing the Know-how and Materials;

WHEREAS, Licensee desires to obtain a license to Know-how and Materials upon the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1            “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, "control" shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2            “Field” shall mean all therapeutic, diagnostic, and commercial research uses.

1.3            “Materials” shall mean all the results obtained by Andrew Mazar and his collaborators at Northwestern on the use of the GSK-3β inhibitor 9-ING-41and related compounds in cancer treatment and combination therapies.

1.4            “Non-Commercial Research Purposes” means the use or practice of Know-how and Materials for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale or the performance of services for a fee. Without limiting the foregoing: (i) “academic research and other not-for-profit or scholarly purposes” includes, in non-limiting fashion, research that leads, or may lead, to patentable or unpatentable inventions that may be licensed or otherwise transferred, either directly or indirectly, to third parties; and (ii) neither (A) receipt of license revenues on account of such inventions or receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to post-publication requests or otherwise in accordance with academic custom nor (B) receipt of funding to cover the direct and/or indirect costs of research, shall constitute sale of products or performance of service for a fee.

1.5            “Know-how” shall mean any and all technical information existing as of the Effective Date which was developed in the laboratory of Andrew Mazar, is owned by Northwestern, and directly relates to Materials

1.6            “Territory” shall mean the entire world

ARTICLE II - GRANT

2.1            In reliance upon the representations made to Northwestern by Licensee that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder, Northwestern hereby grants to Licensee and its Affiliates a non-exclusive license under Know-how and an exclusive license to the Materials to be used on the development of the GSK-3β inhibitor 9-ING-41 and related compounds as therapeutic agent in the Territory in the Field.

2.2            The grant under Paragraph 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq. Licensee shall cooperate with Northwestern by providing information to enable Northwestern to comply with its reporting obligations and shall make best efforts to comply with all such obligations applicable to Licensee, including that products produced through use of Licensed Know-how and Materials will be manufactured substantially in the U.S. unless this requirement is waived by the Federal Agency per 35 U.S.C. §204 or any other provision. Licensee reserves full rights to request that Northwestern pursue waiver of any U.S. manufacturing requirement at the expense solely of Licensee.

2.3            Northwestern reserves the rights, for itself and others, to use the Know-how and subject matter described in Materials solely for Non-Commercial Research Purposes.

2.4            The grant of this license does not obligate Northwestern or any creator of Materials to make available to Licensee, its sublicensees or Affiliates for their own use and benefit, Northwestern space, facilities, students and services, unless otherwise stated herein or in a separate contractual agreement between Northwestern and Licensee.

2.5            The license granted in Section 2.1 includes the right to grant sublicense of the rights licensed to Licensee under this Agreement. All sublicenses granted by Licensee shall be consistent with all terms and conditions of this Agreement or shall be null and void. Each sublicense shall terminate upon termination of this Agreement unless Northwestern provides written notice that it desires to assume such agreement(s) and further provided the terms of such sublicense are thereby amended so that Northwestern has no obligations under such agreement greater than its obligations to Licensee hereunder. Licensee shall provide Northwestern prompt notification and a copy of each sublicense agreement within [***] of execution. Any Affiliate of Licensee that desires to practice any of the rights licensed by Northwestern hereunder must enter into a sublicense agreement unless Licensee assigns its assets to such Affiliate, including its rights and obligations under this Agreement, in whole or exclusively in a field of use within the Field pursuant to Article IX. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee and shall be liable for sublicensees’ compliance with the terms and conditions of this Agreement. Sublicensees shall have the right to further sublicense provided that each such further sublicensee shall be considered a Sublicensee for all purposes hereunder. In all cases, Licensee shall remain responsible for ensuring that all sublicensees comply with the financial and reporting obligations in this Agreement, and Licensee shall be responsible for collecting requisite payments and information from sublicensees and providing such information to Northwestern in accordance with the terms of this agreement. Each sublicense agreement shall name Northwestern as a third party beneficiary.

2.6            Licensee agrees that it and its Affiliates will not, and will contractually require their sublicensees to not, assert any patent arising from Licensee’s use of the Know-how and Materials against Northwestern to prevent Northwestern from using any of the Know-how and Materials for its internal Non-Nommercial Academic Research Purposes.

ARTICLE III - CONFIDENTIAL INFORMATION

3.1            Northwestern and Licensee each agree that all information contained in documents marked "Confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or regulation or by court or administrative agency order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, ,or (f) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Materials. Disclosure may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, where necessary or desirable with appropriate safeguards to protect the confidential underlying disclosure. Northwestern and Licensee also agree that confidential information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated "Confidential" within [***] of disclosure for the provisions of this Article III to apply.

3.2            Each Party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of [***] thereafter except in the event of termination by Northwestern for breach on the part of Licensee, in which event Licensee's obligation to maintain the information confidential will exist for a period of [***] after the termination for breach.

3.3            This Agreement may be distributed solely (a) to those employees, agents and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the Parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order.

ARTICLE IV - DUE DILIGENCE

4.1            Licensee hereby represents that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder. Licensee shall, upon execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee's intended efforts to use Know-how and Materials to develop and commercialize the GSK-3β inhibitor 9-ING-41 and related compounds.

4.2           Licensee agrees to provide annual progress reports to Northwestern describing Licensee’s research and development efforts in the use of Licensed Know-how and Materials on the development of GSK-3β inhibitors during the preceding year.

ARTICLE V - PAYMENT

In consideration of the license granted by Northwestern to Licensee under this Agreement, and simultaneous with the execution of this Agreement,

Licensee shall issue to Northwestern 50,000 shares (the “Subject Shares”) of Licensee’s common stock, such Subject Shares representing five percent (5%) of the fully-diluted shares outstanding as of the date hereof, and shall deliver to Northwestern a stock certificate, duly signed by appropriate officers of Licensee and issued in Northwestern’s name, representing all of the Subject Shares. All Subject Shares issued to Northwestern hereunder shall be fully-paid and non-assessable upon their issuance to Northwestern.

If Licensee proposes to sell any equity securities or securities that are convertible into equity securities (“Equity Securities”) of the Licensee, then Northwestern and/or its Assignee (as defined below) will have the right to purchase Equity Securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing in an amount equal to the product of (i) Northwestern’s ownership percent of the fully-diluted shares outstanding multiplied by (ii) the number of Equity Securities issued in such financing. Licensee shall provide [***] advance written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing. The term "Assignee" means (a) any entity to which the Northwestern's participation rights under this section have been assigned either by Northwestern or another entity, or (b) any entity that is controlled by Northwestern. This paragraph shall survive the termination of this agreement.

Notwithstanding the foregoing, to the extent that Northwestern and License (and potentially other investors) enter into a Stockholders' Agreement, Investors' Rights Agreement or similar agreement (any such agreement is a "Stockholders' Agreement") that contain provisions on preemptive rights that are in conflict with the foregoing provisions, the provisions in the Stockholders' Agreement shall control.

ARTICLE VI - PUBLICATION

Northwestern will be free to publish the results of any research related to Know-how and Materials and use any information for purposes of research, teaching, and other educationally-related matters. Not less than [***] prior to the submission of any proposed manuscript or [***] prior to the submission of any abstract, Northwestern will submit to Licensee drafts of any manuscript or abstract relating to Materials and Know-How. Licensee shall have the right to advise Northwestern as to the patentability of any invention disclosed therein, and to request the filing of a patent application at Licensee’s cost and expense. At the end of such [***] period, Northwestern shall have the right, at its sole discretion, to submit such proposed manuscript or abstract but Licensee reserves the right to request that its name not be used in connection with said publication. The Licensee scientist(s) from whom the Material was obtained shall have the right to be co-author(s) on all publications resulting from the research hereunder, as appropriate under normal scientific conventions.

ARTICLE VII - MATERIAL LIABILITY

7.1            Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Know-how and Materials or arising from any obligation of Licensee hereunder.

7.2            Licensee shall obtain and carry in full force and effect commercial, general liability insurance, which shall protect Licensee and Northwestern with respect to events covered by paragraph 7.1 above. Such insurance shall be written by an insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional insured thereunder, and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [***] per occurrence with an aggregate of [***] for bodily injury, death, or property damage, and [***] per occurrence with an aggregate of [***] for personal injury. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same. Northwestern shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

7.3           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

7.4            Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Northwestern or employees or students thereof to enter into this Agreement, and further warrants and represents that (a) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (b) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, including but not limited to competent legal counsel, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

ARTICLE VIII - TERM AND TERMINATION

8.1            This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a country-by-country basis, until the expiration of the last to expire of patent rights covering 9-ING-41 and related GSK-3β inhibitors.

8.2            The provisions of Article III (Confidentiality), Article V (Payment), Article VII (Materials Liability), Article VIII (Term and Termination), and Article X (Dispute Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.

8.3            If (1) Licensee makes any general assignment for the benefit of its creditors; (2) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee's assets or property, then Northwestern may immediately terminate the license granted by this Agreement upon written notice to Licensee of such termination.

8.4           If either Party breaches any material obligation imposed by this Agreement then the other Party may at its option, send a written notice to the Party in breach that it intends to terminate the license granted by this Agreement. If the Party in breach does not cure the breach, within ninety (90) days from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.

8.5           Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination.

ARTICLE IX - ASSIGNMENT

9.1           Due to the nature and purpose of this Agreement, the Parties agree that a material element of this Agreement is that Northwestern has selected Apotheca Therapeutics Inc. to serve as the licensee under this Agreement based on the representations made by Apotheca Therapeutics Inc. that it has the unique experience, expertise and resources necessary to enable it to perform the obligations of the license hereunder. Accordingly, the Parties agree that this Agreement, the license granted hereunder, and the obligations of Licensee hereunder shall not be assigned, sublicensed (unless herein granted), or otherwise transferred by the Licensee without the prior written consent of Northwestern. Notwithstanding any assignment or transfer permitted under this Paragraph 12.1, Licensee shall remain fully liable to Northwestern for the performance of the assignee or transferee.

9.2           It is the understanding of the Parties that in the event a bankruptcy petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor under any bankruptcy or insolvency law, applicable law excuses Northwestern from accepting performance from or rendering performance to an entity other than Licensee, and Licensee, or trustee operating on behalf of the Licensee, shall be prohibited from assigning, sublicensing, or otherwise transferring the license granted hereunder and/or the obligations of Licensee hereunder without the prior written consent of Northwestern.

ARTICLE X - DISPUTE RESOLUTION

10.1         The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

10.2          The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 13.3 through Paragraph 13.5.

10.3         If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within [***] after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral within [***] following receipt of the original ADR notice, a neutral shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The neutral shall be a single individual having experience in the pharmaceutical industry who shall preside in resolution of any disputes between the Parties. The neutral selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.

10.4         Each Party shall have [***] from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

10.5         The ADR shall be conducted in the following manner:

(a)            No later than [***] after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

(b)            At least [***] prior to the hearing, each Party must submit to the neutral and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.

(c)            The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

(d)            Each Party shall be entitled to no more than [***] of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the Parties have had the [***] to which each is entitled.

(e)            Each Party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.

(f)             The neutral shall rule on each disputed issue within [***] following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the Parties on each disputed issue.

(g)            ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties.

(h)            The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.

(i)             The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.

10.6         This Section X shall survive any termination of this Agreement.

ARTICLE XI - NOTICES AND PAYMENTS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Northwestern:	Executive Director
Innovation and New Ventures Office
Northwestern University
1800 Sherman Avenue, Suite 504
Evanston, Illinois 60201

With a copy to:	Office of General Counsel
Northwestern University
633 Clark Street
Evanston, Illinois 60208
Attention: John Calkins

In the case of Licensee:	CEO
Apotheca Therapeutics, Inc.
1401 Foch St, Suite 140
Fort Worth, TX. 76107

ARTICLE XII - GENERAL

12.1         Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

12.2         Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

12.3         Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

12.4         Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.5         Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.6         Independent Contractors. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

12.7         Advertising. Licensee shall not use the name of the inventor listed in this Agreement, of any institution with which the inventor has been or is connected, nor the name of Northwestern in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case.

12.8         Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

12.9         Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

12.10       Export Controls. It is understood that Northwestern is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by Licensee that it will not export data or commodities to certain foreign countries without prior approval of such agency. Northwestern neither represents that a license is required, nor that, if required, it will be issued.

In Witness Whereof, the Parties have executed this Agreement effective on the date first set forth above.

APOTHECA THERAPEUTICS INC.	NORTHWESTERN UNIVERSITY

By:	/s/ Les Kreis	By:	/s/ Alicia I. Löffler
Name:	Les Kreis	Name:	Alicia I. Löffler, Ph.D.
Title:	President	Title:	Associate Provost for INVO
Associate Vice President for Research,
Executive Director, INVO Office

Date:	5/5/2015	Date:	4/29/15

AMENDMENT TO LICENSE AGREEMENT

This AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is entered into as of the 29th day of April, 2019, by and between Northwestern University, an Illinois corporation (“Northwestern”), and Actuate Therapeutics, Inc., a Delaware corporation (“Licensee”).

WHEREAS, on March 31, 2015, the parties entered into a License Agreement (the “Original Agreement”) pursuant to which, among other things, Northwestern licensed to Licensee certain rights in certain Know-how and Materials relating to the use of GSK-3β inhibitor 9-ING-41 and related compounds as described in the Original Agreement; and

WHEREAS, the parties desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties do hereby agree and bind themselves as follows. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Original Agreement.

1.             Paragraph 2 of Article V of the Original Agreement is hereby amended and restated in its entirety as follows:

“Northwestern and/or its Assignee (as defined below) shall be granted the opportunity to participate in future financing rounds at the same price per share/unit price being paid by all other participants in such financing (without giving effect to any discount applicable to any investor holding convertible promissory notes of Licensee). The term “Assignee” means (a) any entity to which Northwestern’s participation rights under this section have been assigned either by Northwestern or another entity, or (b) any entity that is controlled by Northwestern. Notwithstanding the foregoing, the participation right granted to Northwestern pursuant to this Article V shall terminate and be of no further force and effect in the event (i) Northwestern executes an investor rights agreement or similar agreement with Licensee in connection with a future financing round of Licensee which addresses the rights of the signatories thereto to participate in future financing rounds, or (ii)  Northwestern’s right to participate in a future financing is triggered pursuant to this Article V and (y) Northwestern elects not to participate in such financing, or (z) Northwestern fails to notify Licensee of its election to participate in a future financing round within [***] following the date of Licensee’s notice to Northwestern of such financing.”

2.             Section 9.1 of the Original Agreement is hereby amended and restated as follows:

“9.1      This Agreement may not be assigned, sublicensed (unless herein granted), or otherwise transferred by Licensee without the prior written consent of Northwestern. Notwithstanding the foregoing, except with respect to the assignment of this Agreement to a Restricted Party (defined below), Licensee may assign this Agreement upon not less than [***] prior written notice to Northwestern in connection with any event of a change of control of Licensee, whether by merger, sale of assets, sale of stock, operation of law or otherwise. For purposes of this Section 9.1 a “Restricted Party” shall mean any third party that is (a) not engaged in the development, manufacturing or sale of products in the pharmaceutical or biotechnology industry, or (b) with whom it would be inappropriate for Northwestern to contract or affiliate with due to such party’s involvement or alleged involvement (by law enforcement or other governmental authority) in illicit activities, such as fraud, criminal conduct, or similar misconduct.

3.             Except as expressly stated herein, the parties hereby acknowledge and agree that the terms and conditions of the Original Agreement shall remain in full force and effect unchanged, and the same are hereby ratified, confirmed and reaffirmed by the parties in all respects.

4.             All of the amendments set forth in this Amendment shall take effect as of the date of this Amendment without further action by the parties hereto.

5.           At any time and from time to time, each party agrees, at Licensee’s expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Amendment.

6.             This Amendment, the Original Agreement, as amended hereby, and the exhibits and schedules thereto set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements among them concerning such subject matter.

7.             The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument binding on the parties. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to applicable conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment be executed as of the date set forth above.

NORTHWESTERN UNIVERSITY	ACTUATE THERAPEUTICS, INC.

By:	/s/ Alicia I. Löffler	By:	/s/ Daniel M. Schmitt
Name:	Alicia I. Löffler		Daniel Schmitt
Title:	Executive Director, INVO		Chief Executive Officer